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                                  Exhibit 6(a)

                                      FILING #0001681565 PG 04 OF 05 VOL B-00105
                                            FILED 12/31/1996 10:21 AM PAGE 00680
                                                          SECRETARY OF THE STATE
                                              CONNECTICUT SECRETARY OF THE STATE


                         HARTFORD LIFE INSURANCE COMPANY

                              CERTIFICATE AMENDING
                     RESTATED CERTIFICATE OF INCORPORATION
         BY ACTIONS OF THE BOARD OF DIRECTORS AND THE SOLE SHAREHOLDER


1.   The name of the Corporation is  HARTFORD LIFE INSURANCE COMPANY.

2. The Restated Certificate of Incorporation of the Corporation is amended by the following resolution of each of the Board of Directors and the Sole
     Shareholder:

          RESOLVED, that the Restated Certificate of Incorporation of the Company, as supplemented and amended to date, is hereby further amended by and adding the following Sections 4 and 5. All other sections of the Restated Certificate of Incorporation shall remain unchanged and continue in full force and effect.

          "Section 4.    The Board of Directors may, at any time,
                         appoint from among its own members such
                         committees as it may deem necessary for the proper conduct of the business of the Company. The Board of Directors shall be unrestricted as to the powers it may confer upon such committees."

          "Section 5.    So much of the charter of said corporation,
                         as amended, as is inconsistent herewith is repealed, provided that such repeal shall not invalidate or otherwise affect any action taken pursuant to the charter of the corporation, in accordance with its terms, prior to the effective date of such repeal."

3. The above resolutions were consented to by the Board of Directors and the Sole Shareholder of the Corporation. The number of shares of the Corporation's common capital stock entitled to vote thereon was 1,000 and the vote required for adoption was 660 shares. The vote favoring adoption was 1,000 shares, which was the greatest vote required to pass the resolution.

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                                       -2-


Dated at Simsbury, Connecticut this 30th day of December, 1996.


We hereby declare, under penalty of false statement, that the statements made in the foregoing Certificate are true.



                                   HARTFORD LIFE INSURANCE COMPANY

                                   /s/ John P. Ginnetti
                                   -------------------------------------------
                                   John P. Ginnetti,  Executive Vice President


                                   /s/ Lynda Godkin
                                   -------------------------------------------
                                   Lynda Godkin, Associate General Counsel
                                   & Secretary

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                      RESTATED CERTIFICATE OF INCORPORATION
                         HARTFORD LIFE INSURANCE COMPANY

     This Restated Certificate of Incorporation gives effect to the amendment of the Certificate of Incorporation of the corporation and otherwise purports merely to restate all those provisions already in effect. This Restated Certificate of Incorporation hasbeen adopted by the Board of Directors and by the sole shareholder.

     Section 1. The name of the corporation is Hartford Life Insurance Company and it shall have all the powers granted by the general statutes, as now enacted or hereinafter amended to corporations formed under the Stock Corporation Act.

     Section 2. The corporation shall have the purposes and powers to write any and all forms of insurance which any other corporation now or hereafter chartered by Connecticut and empowered to do an insurance business may now or hereafter may lawfully do; to accept and to issue cede reinsurance; to issue policies and contracts for any kind or combination of kinds of insurance; to policies or contracts either with or without participation in profits; to acquire and hold any or all of the shares or other securities of any insurance corporation; and to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act. The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

     Section 3. The capital with which the corporation shall commence business shall be an amount not less than one thousand dollars. The authorized capital shall be two million five hundred thousand dollars divided into one thousand shares of common capital stock with a par value of twenty-five hundred dollars each.

     We hereby declare, under the penalties of false statement that the statements made in the foregoing Certificate are true.

Dated:  February 10, 1982          HARTFORD LIFE INSURANCE COMPANY

                                   By /s/ Robert B. Goode, Jr.
                                      ----------------------------

Attest:

/s/ Wm. A. McMahon
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